Exhibit 99.1

PerkinElmer, Inc. 45 William Street Wellesley, MA 02481-4078 USA Phone: 781-431-4306 Fax: 781-431-4255 www.perkinelmer.com

FOR IMMEDIATE RELEASE

October 28, 2004

PERKINELMER ANNOUNCES Q3 2004 RESULTS

• Revenue Growth of 10%
• Net Income Up 68%
• Operating Cash Flow Increases 62% to $47M
• Raises FY 2004 EPS Guidance

BOSTON – PerkinElmer, Inc. (NYSE: PKI), a global leader in health sciences and other advanced technology markets, today announced GAAP earnings per share of $.19 from continuing operations on revenue of $403.4 million for the third quarter ended September 26, 2004. The third quarter 2004 results include intangibles amortization of $7.1 million, or approximately $.04 per share. The Company reported earnings per share from continuing operations excluding intangibles amortization of $.23, which exceeded the Thomson First Call™ consensus earnings per share estimate of $.21 for the third quarter of 2004 and also exceeded the Company’s forecasted range for the quarter. GAAP net income from continuing operations for the third quarter of 2004 was $24.6 million compared to $14.8 million for the third quarter of 2003, an increase of 67%.

Third quarter 2004 revenue of $403.4 million increased 10% over the third quarter of 2003. Revenue growth excluding the impact of foreign exchange was 8% over the third quarter of the prior year.

“We were pleased to deliver another strong quarter with double-digit revenue growth. From an end market perspective, our reported revenue in health sciences grew 6% during the quarter, and electronics and aerospace grew 18%,” said Gregory L. Summe, Chairman and CEO of the Company. “The revenue growth in health sciences this quarter was driven by strength in medical imaging and genetic screening, and in electronics and aerospace across nearly all applications,” added Summe.

GAAP operating profit during the third quarter of 2004 increased 23% over the third quarter of 2003 to $42.9 million, and the operating margin increased to 10.6%, up 110 basis points from 9.5% for the third quarter of 2003. Third quarter 2004 operating profit excluding intangibles amortization was $50.0 million, and operating margin excluding intangibles amortization was 12.4%. The increase in operating income was primarily due to the higher sales volume and lower selling, general and administrative expenses, partially offset by higher research and development investments and costs associated with certain site consolidations.

The Company generated operating cash flow of $46.6 million in the third quarter of 2004, an increase of 62% over operating cash flow of $28.7 million for the third quarter of 2003. Free cash flow, defined as operating cash flow of $46.6 million less capital expenditures of $4.2 million, was $42.4 million for the third quarter of 2004. Cash and cash equivalents increased $23.3 million to $220.0 million, sequentially from the end of the second quarter of 2004. The Company has generated $129.7 million of operating cash flow for the first nine months of 2004, and free cash flow of $117.2 million for that period.

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Financial overview by reporting segment:

Life and Analytical Sciences reported revenue of $243.7 million for the third quarter of 2004, up 4% from $235.1 million in the third quarter of 2003 driven primarily by revenue growth in the Company’s genetic screening, service and environmental businesses that was partially offset by lower revenue in its biopharma business.

The segment’s GAAP operating profit for the third quarter of 2004 was $18.9 million versus $21.3 million for the same period of 2003. As a percentage of sales, operating profit for the third quarters of 2004 and 2003 was 7.8% and 9.1%, respectively. The operating profit for the third quarter of 2004 included approximately $2.2 million of plant closure costs, which reduced operating margin by 90 basis points for the period. The operating profit for the third quarters of 2004 and 2003 included intangibles amortization of $6.6 million and $6.5 million, respectively. Operating profit excluding intangibles amortization for the third quarter of 2004 was $25.5 million, or 10.5% as a percentage of revenue.

Optoelectronics reported revenue of $98.6 million for the third quarter of 2004, an increase of 13% from revenue of $87.2 million for the third quarter of 2003, with the increase in revenue driven by continued strength in the Company’s medical imaging, sensors and certain consumer electronics businesses.

The segment’s GAAP operating profit was $17.3 million for the third quarter of 2004, versus $11.9 million for the comparable period of 2003. As a percentage of sales, operating profit for the third quarters of 2004 and 2003 was 17.6% and 13.6%, respectively. The operating profit for each of the third quarters of 2004 and 2003 included intangibles amortization of $.3 million.

Fluid Sciences reported revenue of $61.1 million for the third quarter of 2004, up 39% from revenue of $43.9 million in the third quarter of 2003 driven by strong revenue growth in the segment’s aerospace and semiconductor businesses.

The segment’s GAAP operating profit for the third quarter of 2004 was $10.4 million, versus $5.6 million in the third quarter of 2003. As a percentage of sales, operating profit for the third quarters of 2004 and 2003 was 17.0% and 12.8%, respectively. The operating profit for each of the third quarters of 2004 and 2003 included intangibles amortization of $.2 million.

“Our momentum through the first nine months of this year gives us the confidence to once again raise our full year 2004 EPS guidance,” continued Summe. “Longer term, we are excited by our breadth of revenue and operational productivity initiatives to drive profitable growth,” continued Summe.

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The Company projects full year 2004 EPS from continuing operations of between $.86 and $.89 excluding the negative $.15 per share impact of intangibles amortization. This is up from the Company’s previous full year 2004 EPS guidance of $.81 to $.86, excluding intangibles amortization.

The Company will discuss its third quarter results in a conference call on October 29, 2004 at 10:00 a.m. Eastern Time (ET). To listen to the call live, please tune into the webcast at the “Investor Corner” section of our website, www.perkinelmer.com. A playback of this conference call will be available beginning 1:00 p.m. ET, Friday, October 29, 2004. The playback phone number is (719) 457-0820 and the code number is 935236.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this press release also contains non-GAAP financial measures of earnings per share, operating profit and operating margin, in each case excluding amortization of acquisition-related intangible assets. This press release also contains a non-GAAP financial measure of organic revenue growth, representing the rate of revenue growth excluding the effects of fluctuations in foreign exchange rates. We exclude the amortization of acquisition related intangibles and the effects of foreign exchange rates in calculating these non-GAAP measures because such amortization is outside of our normal operations and such foreign exchange effects are out of our control. We believe that the inclusion of these non-GAAP financial measures in this press release also helps investors to gain a meaningful understanding of our core operating results and future prospects, consistent with how management measures and forecasts the company’s performance, especially when comparing such results to previous periods or forecasts. PerkinElmer’s management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring the company’s core operating performance and comparing such performance to that of prior periods and to the performance of our competitors. These measures are also used by management in their financial and operating decision-making.

This press release also contains a non-GAAP financial measure of free cash flow. We define free cash flow as our net cash provided by operating activities minus our capital expenditures. We use free cash flow, and ratios based on this measure, to conduct and evaluate our business and, specifically, to determine incentive compensation, to allocate resources to debt repayment and for cash investing and financing activities. Therefore, we believe that this measure may be similarly useful and informative to investors.

The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. In addition, the non-GAAP financial measures included in this press release may be different from, and therefore may not be comparable to, similar measures used by other companies. Reconciliations of the non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measures are set forth in the text of, and the accompanying exhibits to, this press release.

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Factors Affecting Future Performance

This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that relate to prospective events or developments, including, without limitation, all projections of future financial results and plans concerning business development opportunities, are deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “projects,” “forecasts,” “will” and similar expressions are intended to identify forward-looking statements. There are a number of important risk factors that could cause actual results or events to differ materially from those indicated by these forward-looking statements, including, without limitation, economic and geopolitical forces that may limit any continued or expected economic or end market strengthening or recoveries, risks related to our failure to introduce new products in a timely manner, the impact of our debt on our cash flow and investment opportunities, our ability to comply with financial covenants contained in our credit agreements and debt instruments, cyclical downturns continuing to affect several of the industries into which we sell our products, our ability to adjust our operations to address unexpected changes, our ability to execute acquisitions and license technologies and successfully integrate acquired businesses and licensed technologies into our existing business, the loss of any of our licenses that may require us to stop selling products or lose competitive advantage, competition, regulatory compliance, regulatory changes, our failure to obtain and enforce intellectual property protection, our defense of third party claims of patent infringement and our ability to realize the full value of our intangible assets, as well as other factors which we describe under the caption “Forward-Looking Information and Factors Affecting Future Performance” in our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q, each on file with the Securities and Exchange Commission. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Other Information

Health sciences end markets include genetic screening, environmental, service, biopharma, and medical and biotech imaging. Electronics and aerospace end markets include military/aerospace, semiconductor, consumer electronics, safety and security, and other.

PerkinElmer, Inc. is a global technology leader focused in the following businesses - Life and Analytical Sciences, Optoelectronics and Fluid Sciences. Combining operational excellence and technology expertise with an intimate understanding of our customers’ needs, PerkinElmer provides products and services in health sciences and other advanced technology markets that require innovation, precision and reliability. The Company serves customers in more than 125 countries, and is a component of the S&P 500 Index. Additional information is available through www.perkinelmer.com or 1-877-PKI-NYSE.

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For further information:

Investor Contact:

Dan Sutherby

PerkinElmer, Inc.

(781) 431-4306

PerkinElmer, Inc. and Subsidiaries

INCOME STATEMENTS

	Three Months Ended		Nine Months Ended
(In thousands, except per share data)	26-Sep-04	28-Sep-03	26-Sep-04	28-Sep-03
Sales	$403,403	$366,185	$1,208,625	$1,100,177

Cost of Sales	243,270	213,243	729,292	654,360
Research and Development Expenses	21,359	19,659	63,425	61,467
Selling, General and Administrative Expenses	89,042	91,544	282,396	281,720
Restructuring Reversals, Net	—	179	—	(2,994)
Gains on Dispositions, Net	(299)	(369)	(662)	(2,057)
Amortization of Intangible Assets	7,140	7,013	21,318	21,240

Operating Income From Continuing Operations	42,891	34,916	112,856	86,441

Extinguishment of Debt	345	383	1,877	1,002
Interest Income	(618)	(475)	(1,458)	(2,190)
Interest Expense	9,413	12,458	28,460	40,763
Loss on Investments	—	500	—	1,250
Other (Income) Expense, Net	(656)	421	(984)	964

Income From Continuing Operations Before Income Taxes	34,407	21,629	84,961	44,652

Provision for Income Taxes	9,806	6,863	24,640	14,406

Net Income From Continuing Operations	24,601	14,766	60,321	30,246

Loss From Discontinued Operations, Net of Income Tax	(318)	(635)	(1,734)	(3,682)
(Loss) Gain on Disposition of Discontinued Operations, Net of Income Tax	(269)	138	(467)	(1,535)

Net Income	$24,014	$14,269	$58,120	$25,029

Diluted Earnings (Loss) Per Share:
Continuing Operations	$0.19	$0.12	$0.47	$0.24

Loss From Discontinued Operations, Net of Income Tax	—	—	(0.01)	(0.03)
(Loss) Gain on Disposition of Discontinued Operations, Net of Income Tax	—	—	—	(0.01)

Net Income	$0.19	$0.11	$0.45	$0.20

Weighted Average Diluted Shares of Common Stock Outstanding	129,395	128,034	129,230	127,568

ABOVE PREPARED IN ACCORDANCE WITH GAAP

Additional Supplemental Information and Reconciliation of GAAP to Non-GAAP Measures (per share, continuing operations)
GAAP Diluted EPS from Continuing Operations	$0.19	$0.12	$0.47	$0.24
Amortization of Intangible Assets, Net of Income Tax	0.04	0.04	0.11	0.11

EPS excluding Amortization of Intangible Assets	$0.23	$0.15	$0.58	$0.35

Thomson First Call™ EPS	$0.21		$0.55

PerkinElmer, Inc. and Subsidiaries

Sales and Operating Profit (Loss)

		Three Months Ended		Nine Months Ended
(In thousands)		September 26, 2004	September 28, 2003	September 26, 2004	September 28, 2003
Life and Analytical Sciences	Sales	$243,704	$235,084	$750,820	$713,316
	OP$ reported	18,914	21,312	57,032	53,611
	OP% reported	7.8%	9.1%	7.6%	7.5%
	Amortization expense	6,613	6,486	19,738	19,460
	OP$ excl. amortization	25,527	27,798	76,770	73,071
	OP% excl. amortization	10.5%	11.8%	10.2%	10.2%

Optoelectronics	Sales	98,610	87,214	279,164	258,326
	OP$ reported	17,313	11,860	41,814	33,886
	OP% reported	17.6%	13.6%	15.0%	13.1%
	Amortization expense	307	307	920	920
	OP$ excl. amortization	17,620	12,167	42,734	34,806
	OP% excl. amortization	17.9%	14.0%	15.3%	13.5%

Fluid Sciences	Sales	61,089	43,887	178,641	128,535
	OP$ reported	10,378	5,613	27,868	11,126
	OP% reported	17.0%	12.8%	15.6%	8.7%
	Amortization expense	220	220	660	860
	OP$ excl. amortization	10,598	5,833	28,528	11,986
	OP% excl. amortization	17.3%	13.3%	16.0%	9.3%

Other	OP$ reported	(3,714)	(3,869)	(13,858)	(12,182)

Continuing Operations	Sales	$403,403	$366,185	$1,208,625	$1,100,177

	OP$ reported	$42,891	$34,916	$112,856	$86,441

	OP% reported	10.6%	9.5%	9.3%	7.9%
	Amortization expense	$7,140	$7,013	$21,318	$21,240

	OP$ excl. amortization	$50,031	$41,929	$134,174	$107,681

	OP% excl. amortization	12.4%	11.5%	11.1%	9.8%

SALES AND REPORTED OPERATING PROFIT PREPARED IN ACCORDANCE WITH GAAP

PERKINELMER, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 26, 2004	June 27, 2004	December 28, 2003
	(In thousands)
Current assets:
Cash and cash equivalents	$220,041	$196,728	$191,499
Accounts receivable	272,460	273,921	288,027
Inventories	189,082	188,619	188,602
Other current assets	94,236	98,248	94,679
Current assets of discontinued operations	1,323	3,136	3,493

Total current assets	777,142	760,652	766,300

Property, plant and equipment:
At cost	621,458	619,162	618,651
Accumulated depreciation	(382,277)	(372,341)	(352,290)

Net property, plant and equipment	239,181	246,821	266,361
Marketable securities and investments	10,230	10,073	10,874
Intangible assets	403,970	410,571	424,703
Goodwill, net	1,030,241	1,026,959	1,034,911
Other assets	98,037	98,796	100,220
Long-term assets of discontinued operations	513	600	4,358

Total assets	$2,559,314	$2,554,472	$2,607,727

Current liabilities:
Short-term debt	$4,995	$4,945	$5,167
Accounts payable	131,227	129,600	154,260
Accrued restructuring and integration costs	3,824	5,152	8,055
Accrued expenses	301,017	301,724	283,695
Current liabilities of discontinued operations	858	1,042	846

Total current liabilities	441,921	442,463	452,023

Long-term debt	469,493	484,431	544,307
Long-term liabilities	257,611	260,388	262,347

Total liabilities	1,169,025	1,187,282	1,258,677

Commitments and contingencies

Total stockholders’ equity	1,390,289	1,367,190	1,349,050

Total liabilities and stockholders’ equity	$2,559,314	$2,554,472	$2,607,727

PREPARED IN ACCORDANCE WITH GAAP

PerkinElmer, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Three Months Ended		Nine Months Ended
	September 26, 2004	September 28, 2003	September 26, 2004	September 28, 2003
	(In thousands)
Operating Activities:
Net income	24,014	$14,269	$58,120	$25,029
Add loss from discontinued operations, net of income taxes	318	635	1,734	3,682
Add net loss (gain) on disposition of discontinued operations	269	(138)	467	1,535

Net income from continuing operations	24,601	14,766	60,321	30,246

Adjustments to reconcile net income from continuing operations to net cash provided by continuing operations:
Restructuring reversals, net of expense	—	179	—	(2,994)
Stock based compensation	(276)	675	4,819	5,941
Amortization of debt discount and issuance costs	1,309	2,066	4,870	8,245
Depreciation and amortization	18,941	19,470	56,361	58,014
Gains on dispositions	(299)	(369)	(662)	(2,057)
Changes in operating assets and liabilities:
Accounts receivable	3,990	5,078	14,679	56,652
Inventories	(164)	(1,582)	(771)	14,380
Accounts payable	813	10,998	(23,068)	(8,798)
Accrued restructuring and integration costs	(1,328)	(5,109)	(4,231)	(16,292)
Accrued expenses and other	(1,818)	(18,194)	16,949	(53,165)

Net Cash Provided by Continuing Operations	45,769	27,978	129,267	90,172

Net Cash Provided by (Used in) Discontinued Operations	781	683	477	(600)

Net Cash Provided by Operating Activities	46,550	28,661	129,744	89,572

Investing Activities:
Cash withdrawn from escrow to repay debt	—	154,968	—	187,477
Capital expenditures	(4,194)	(2,915)	(12,565)	(11,194)
Proceeds from disposition or settlement of PP&E, net	1,386	—	3,442	3,295
Settlement of the disposition of business, net	—	20	—	(846)
Proceeds related to acquisitions, net of cash acquired	—	—	2,765	534

Net Cash (Used in) Provided by Continuing Operations	(2,808)	152,073	(6,358)	179,266

Net Cash Provided by Discontinued Operations	340	1,150	646	1,400

Net Cash (Used in) Provided by Investing Activities	(2,468)	153,223	(5,712)	180,666

Financing Activities:
Payment of debt issuance costs	—	—	—	(1,725)
Prepayment of zero coupon convertible notes	—	(157,392)	—	(189,901)
Prepayment of term loan debt	(15,000)	(20,000)	(75,000)	(50,000)
Increase (decrease) in other credit facilities	176	(711)	(280)	(1,737)
Proceeds from issuance of common stock for employee benefit plans	731	1,738	6,092	2,355
Cash dividends	(8,968)	(8,871)	(26,814)	(26,531)

Net Cash Used in Financing Activities	(23,061)	(185,236)	(96,002)	(267,539)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	2,292	45	512	8,002

Net Increase (Decrease) in Cash and Cash Equivalents	23,313	(3,307)	28,542	10,701
Cash and Cash Equivalents at Beginning of Period	196,728	144,623	191,499	130,615

Cash and Cash Equivalents at End of Period	$220,041	$141,316	$220,041	$141,316

PREPARED IN ACCORDANCE WITH GAAP